Exhibit 10.24

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

CONFIDENTIAL

DEVELOPMENT, COMMERCIALIZATION AND EXCLUSIVE DISTRIBUTION AGREEMENT

THIS DEVELOPMENT, COMMERCIALIZATION AND EXCLUSIVE DISTRIBUTION AGREEMENT is made as of May 10, 2018 (the "Effective Date"), between Seraph Biosciences, Inc., a Delaware corporation with its principal place of business at 1449 Woodward Avenue, #2-108, Detroit, Michigan 48226 ("Seraph") and Zomedica Pharmaceuticals Corp., a corporation organized pursuant to the laws of Alberta, Canada, having offices at 100 Phoenix Drive, Suite 190, Ann Arbor, Michigan 48108 ("Zomedica").

Background

WHEREAS, Seraph has developed certain technology and owns or controls certain intellectual property relating to its Seraspec® hardware platform and associated software (the "Seraspec Platform"), and the consumables developed by Seraph and used in conjunction with the Seraspec Platform (the "Seraspec Consumables"); and

WHEREAS, Seraph has received a license from Wayne State University to certain patents and technology related to the detection and identification of certain protein based compounds which are included in the Seraspec Technology (as hereinafter defined); and

WHEREAS, Zomedica is a veterinary pharmaceutical and health care solutions company creating innovative products for companion animals (canine, feline and equine) including veterinary-approved drugs, novel drug-delivery technologies and diagnostics, and which has expertise and know-how in developing products for applications in the veterinary field; and

WHEREAS, the Parties desire to establish a collaboration for the development and validation of a Seraspec® Platform device and Seraspec Consumables carrying a Zomedica brand (the "Product"), for use in the Zomedica Field of Use (as defined below) in the Territory (as defined below), upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

Terms and Conditions

1.                  Definitions.

(a)               "Affiliate" means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For the purposes of this definition only, "control" means (i) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person.

(b)               "Agreement" means this Development, Commercialization and Exclusive Distribution Agreement.

(c)                "Bankrupt Party" has the meaning set forth in Section 11(f) of this Agreement.

(d)               "Basic Purchase Order Terms" means, collectively, any one or more of the following terms specified by Zomedica in a Purchase Order pursuant to Section 4(d): (i) an itemized list of the Seraspec Platforms and Seraspec Consumables to be purchased; (ii) the quantity of each ordered; (iii) the requested delivery date; (iv) the Supply Price for each item to be purchased; (v) the billing address; and (vi) the delivery location. For the avoidance of doubt, the term "Basic Purchase Order Terms" does not include any general terms or conditions of any Purchase Order.

(e)                "Change in Control" means: (i) any merger, amalgamation, consolidation or other similar business combination transaction of a Party with or into any third party Person (other than for the purpose of changing the name or the jurisdiction of organization of the Party) in which the shareholders of the Party immediately prior to the transaction cease to own at least 50% of the outstanding voting power of the Party or the Person surviving such transaction; (ii) the acquisition, directly or indirectly, by any Person and such Person's Affiliates (other than, in the case of Zomedica, Gerald A. Solensky, Jr., his Affiliates, and his heirs and legal representatives) of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the direct or indirect acquisition of 50% or more of the outstanding voting power of a Party; and (iii) the sale, lease, exclusive license or other transfer by a Party of all or substantially all of the assets of a Party to any third party Person, in one or a series of related transactions. "Change in Control" shall not include any Change in Control required by a government or the requirements of applicable law, or a transaction or series of transactions principally undertaken for bona fide equity financing purposes.

(f)                "Commercially Reasonable Efforts" of a Party means, with respect to an obligation of a Party to accomplish an objective under this Agreement, the efforts and resources comparable to those undertaken by a veterinary pharmaceutical company of comparable size and resources in the case of Zomedica or a biotechnology company of comparable size and resources in the case of Seraph, in either case, relating to the research, development or commercialization of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and is at a similar stage in its lifecycle. For this purpose, all relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development; efficacy and safety relative to competitive products in the marketplace; actual or anticipated regulatory approval; labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity), product pricing and reimbursement; and the cost and time required for and likelihood of obtaining regulatory approval and commercializing a product.

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(g)               "Competitor" means an entity primarily engaged in the same or similar business as a Party.

(h)               "Confidential Information" means information, materials, data and results, in whatever form, that the disclosing Party (the "Disclosing Party") considers secret and/or valuable proprietary information, including, without limitation, proprietary technical, process, operational, business, financial and other trade secret information and know-how and sample materials related to their respective businesses. Confidential Information shall not, however, include any information which the receiving Party (the "Receiving Party") can demonstrate with competent proof: (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no misconduct of the Receiving Party; (iii) is already in the possession of the Receiving Party without confidentiality obligations at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s contemporaneous records; (iv) is obtained by the Receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

(i)                 "Cost of Purchase" means Seraph's actual cost to purchase the Seraspec Platform or the Seraspec Consumables, as the case may be, from its suppliers.

(j)                 "Development Costs" means all development, validation and other pre-market costs incurred in connection with the execution of the Development Plan and as set forth in the Statements of Work, including without limitation, the costs of the proof of concept studies and clinical validation studies, and the research and validation costs incurred by Seraph identified in the Statements of Work. Development Costs shall be based on a full accounting of development and validation costs described in the applicable Statement of Work, including reimbursements and payments made by Zomedica to Seraph, and shall be agreed upon by the Parties prior to commercialization.

(k)               "Development Data and Documentation" means all data and documentation produced in the course of the Parties' activities under this Agreement, but excluding Veterinary-Specific Data and Documentation, including without limitation, data and documentation relating to the following items: (i) verification and validation protocols and data collection standards; (ii) Pathogen-Specific Data and Documentation; (iii) limits of detection verification results; and (iv) negative control verification results (confounding pathogens/pseudo pathogens).

(l)                 "Development Plan" has the meaning set forth in Section 3(a) of this Agreement.

(m)               "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

(n)               "Event of Bankruptcy" means (i) the filing, with any court or agency pursuant to any statute or regulation of any state or country of, (1) a petition in bankruptcy or insolvency, (2) for reorganization or (3) for the appointment of (or for an arrangement for the appointment of) a receiver or trustee of the Bankrupt Party or of its asset; (ii) with respect to the Bankrupt Party, being served with an involuntary petition filed in any insolvency proceeding, which such petition is not dismissed within sixty (60) days after the filing thereof; (iii) proposing or being party to any dissolution or liquidation when insolvent; or (iv) making an assignment for the benefit of creditors.

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(o)               "Excess Gross Profit" has the meaning set forth in Section 5(g) of this Agreement.

(p)               "Extended Service Plans" has the meaning set forth in Section 4(f)(ii) of this Agreement.

(q)               "Fecal Test" means veterinary fecal specimen testing.

(r)                "Final Period" has the meaning set forth in Section 5(e)(iv) of this Agreement.

(s)                "First Commercial Shipment" means the first commercial shipment of either the Seraspec Platform or the Seraspec Consumables under this Agreement to an unrelated third party in the Territory for end use or consumption, excluding shipments, transfers or dispositions of the Seraspec Platform or Seraspec Consumables without consideration for (i) charitable or promotional purposes; (ii) for preclinical or clinical validation studies; (iii) for test marketing or pre-launch field testing with veterinarians or other potential customers; or (iv) for use in any tests or studies reasonably necessary to comply with applicable laws, regulations or requests from any regulatory authorities.

(t)                 "First Milestone Shares" has the meaning set forth in Section 5(b) of this Agreement.

(u)               "First Tier Customer Support" means selling, installation, user training, software use support, lab support, interface questions, operation of equipment, billing, collections and similar activities relating primarily to the customer.

(v)               "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(w)             "Grace Period" has the meaning set forth in Section 5(h) of this Agreement.

(x)               "Initial Payment" has the meaning set forth in Section 5(a) of this Agreement.

(y)               "Initial Period" has the meaning set forth in Section 5(e)(i) of this Agreement.

(z)               "Initial Shares" has the meaning set forth in Section 5(a) of this Agreement.

(aa)             "Initial Tests" means the Urine Test and the Fecal Test.

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(bb)          "Initial Warranty Period" has the meaning set forth in Section 4(f)(i) of this Agreement.

(cc)            "Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (iv) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (v) all other intellectual or industrial property and proprietary rights.

(dd)          "Joint Intellectual Property" has the meaning set forth in Section 7(a)(ii) of this Agreement.

(ee)            "Joint Patents" has the meaning set forth in Section 7(b) of this Agreement.

(ff)            "Know-How" means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs and other knowledge, information, skills and materials

(gg)           "License Fees" has the meaning set forth in Section 5(e) of this Agreement.

(hh)           "Licensed Know-How" means any and all Know-How that is controlled by Seraph and necessary for the commercialization, use, practice, marketing, sale and distribution of the Product.

(ii)            "Licensed Patents" means the patents and patent applications listed on Exhibit A, attached hereto, together with all patents that issue therefrom, and all continuations, continuations-in-part, divisionals, extensions, substitutions, re-issues, re-examinations, and renewals of any of the foregoing.

(jj)             "Milestone Payments" has the meaning set forth in Section 5(b) of this Agreement.

(kk)           "Minimum Performance Level" has the meaning set forth in Section 6(b) of this Agreement.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(ll)              "Non-Bankrupt Party" has the meaning set forth in Section 11(f) of this Agreement.

(mm)          "Offer" has the meaning set forth in Section 2(f) of this Agreement.

(nn)           "Party" means each of Seraph or Zomedica, and "Parties" means Seraph and Zomedica collectively.

(oo)           "Patent Proceedings" means any opposition, re-issue, and re-examination, and any contested case, including inter-partes review, post-grant review, interference, derivation or similar proceedings.

(pp)           "Pathogen-Specific Data and Documentation" means data and documentation produced in the course of the Parties' activities under this Agreement relating to: (i) pathogen specific spectral signatures in isolation; and (ii) pathogen specific spectral signatures in confounded sample.

(qq)          "Person" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

(rr)            "Post Term Period" has the meaning set forth in Section 11(g).

(ss)             "Product" has the meaning set forth in the Background Section of this Agreement.

(tt)             "Production Unit" means a Seraspec Platform with applicable UL (or other) certification as appropriate or required by applicable laws for use or sale to companion animal veterinarians to validate the proficiency of production manufacturing capabilities.

(uu)          "Project Intellectual Property" has the meaning set forth in Section 7(a)(iii) of this Agreement.

(vv)           "Purchase Order" has the meaning set forth in Section 4(d)(ii) of this Agreement.

(ww)          "Quarterly Forecast" has the meaning set forth in Section 4(d)(i) of this Agreement.

(xx)            [*]

(yy)            "Sales Forecast" has the meaning set forth in Section 6(a) of this Agreement.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(zz)            "Second Milestone Shares" has the meaning set forth in Section 5(b) of this Agreement.

(aaa)          "Second Period" has the meaning set forth in Section 5(e)(ii) of this Agreement.

(bbb)         "Second Tier Customer Support" means addressing technical questions that were not able to be addressed by Zomedica in First Tier Customer Support, product warranty, hardware calibration and similar activities relating primarily to the Seraspec Technology and not included in First Tier Customer Support.

(ccc)           "Seraspec Consumables" has the meaning set forth in the Background Section of this Agreement.

(ddd)         "Seraspec Platform" has the meaning set forth in the Background Section of this Agreement.

(eee)           "Seraspec Technology" means the Seraspec Platform, the Seraspec Consumables, Licensed Patents and the Licensed Know-How. In the interest of clarity, except to the extent such technology is Joint Intellectual Property, the Seraspec Technology includes (i) methods for detecting pathogens using Ramen-based spectroscopic analysis; and (ii) any spectral signatures which are developed under this Agreement.

(fff)              [*]

(ggg)           "Supply Interruption" has the meaning set forth in Section 6(c).

(hhh)           "Supply Price" has the meaning set forth in Section 4(c).

(iii)             "Statement of Work" means a document executed by the Parties establishing the Parties' specific duties and responsibilities, and associated deliverables, timelines and milestones, with respect to the development and validation of the Product for use in the Zomedica Field of Use.

(jjj)             "Term" has the meaning set forth in Section 11(a) of this Agreement.

(kkk)          "Territory" means the entire world.

(lll)             "Third Milestone Shares" has the meaning set forth in Section 5(b) of this Agreement.

(mmm)       "Third Period" has the meaning set forth in Section 5(e)(iii) of this Agreement.

(nnn)           "Urine Test" means veterinary urine specimen testing.

(ooo)           "Veterinary Market" means the practice of veterinary medicine for the health and wellbeing of pets and other animals. In the interest of clarity, the Veterinary Market does not include (i) food safety or animal product or byproduct applications; (ii) animal import/export control applications; or (iii) any human health applications.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(ppp)      "Veterinary-Specific Data and Documentation" means data and documentation produced in the course of the Parties' activities under this Agreement relating to the following items: (i) veterinary clinical validation of Seraspec® results from third party laboratories; (ii) veterinary clinical validation gold standard reference laboratory diagnostic results; (iii) veterinary clinical validation veterinary personal health information for patients; and (iv) veterinary clinical validation reports.

(qqq)      "Warehousing Location" means for the period of [*] following the First Commercial Shipment, the manufacturer's onsite warehouse, and for all periods thereafter, a warehouse selected by Zomedica.

(rrr)         "WSU License Agreement" has the meaning set forth in Section 2(b) of this Agreement.

(sss)          "Zomedica Field of Use" means the following applications within the Veterinary Market: (i) the Urine Test; (ii) the Fecal Test; [*].

(ttt)           "Zomedica Gross Profit" means with respect to any Statement of Work, an amount equal to the Zomedica Net Sales of the Seraspec Platforms and Seraspec Consumables under such Statement of Work, less the total Supply Price for the Seraspec Platforms and Seraspec Consumables under such Statement of Work. Notwithstanding the foregoing, Zomedica Gross Profits shall not be deemed to be less than zero (i.e., in the event Zomedica sells any Seraspec Platform or Seraspec Consumable at a loss to Zomedica, the Zomedica Gross Profits attributable to such sale will be deemed to be zero).

(lll)            "Zomedica Net Sales" means the gross amount invoiced for sales or other dispositions of the Seraspec Platforms and Seraspec Consumables by Zomedica, less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the Seraspec Platforms and Seraspec Consumables by Zomedica, all in compliance with GAAP, consistently applied by Zomedica:

(a)       normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b)       credits or allowances actually granted or made for rejection of or return of previously sold Seraspec Platforms and Seraspec Consumables, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c)       other rebates (or credits or other equivalents thereof) actually granted to trade customers;

(d)      reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of Zomedica), in each case with respect to the Seraspec Platforms and Seraspec Consumables;

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(e)       charges separately invoiced for freight, insurance, transportation, postage and handling;

(f)       bad debts or provision for bad debt deductions actually written off during the applicable accounting period following the applicable accounting standards used by Zomedica; and

(g)       taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Seraspec Platforms and Seraspec Consumables, as adjusted for rebates and refunds.

2.                  License.

(a)               License Grant. Subject to the terms and conditions set forth in this Agreement, Seraph hereby grants to Zomedica during the Term and Post Term Period, an exclusive (other than during the Post Term Period or as otherwise expressly set forth herein) license to the Seraspec Technology, with the right to sublicense solely as provided in Section 2(c), to use, practice, commercialize, market, sell and distribute the Product for use in the Zomedica Field of Use in the Territory. Zomedica shall not, and shall not permit any of its Affiliates to, use or practice any Seraspec Technology outside the scope of the license granted to it in this Section 2(a). Seraph hereby expressly retains for itself and others exclusive rights under the Seraspec Technology to manufacture the Seraspec Platform and the Seraspec Consumables.

(b)               Wayne State University Sublicense Terms. Certain of the Seraspec Technology is licensed to Seraph by Wayne State University ("WSU") pursuant to that certain License Agreement between Seraph and WSU dated July 2, 2015, as amended (the "WSU License Agreement"), and the rights granted to Zomedica in this Agreement includes sublicenses under the rights licensed to Seraph under the WSU License Agreement. As such, Zomedica agrees to be bound by those certain provisions from the WSU License Agreement, a copy of which has previously been provided by Seraph.

(c)                Sublicensing. Zomedica shall have the right to grant sublicenses of the licenses set forth in Section 2(a), subject to the terms of this Section 2(c) and with the prior written approval of Seraph, which will not be unreasonably withheld or delayed; provided that (i) Zomedica remains fully liable for the performance of its obligations in this Agreement; (ii) Zomedica remains fully liable for the performance of its sublicensees under any sublicense agreement; and (iii) each sublicense agreement is consistent with the terms and conditions of this Agreement. Zomedica shall notify Seraph in writing of every sublicense agreement and amendment thereto within thirty (30) days after their execution.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(d)               Seraph Retained Rights. The licenses granted by Seraph under this Agreement are limited to those grants specifically set forth in Sections 2(a), 3(d)(ii) and 7(a)(ii). Nothing in this Agreement will be construed to grant any rights or licenses to any other intellectual property rights of Seraph other than as provided herein. All rights, licenses, benefits and privileges not expressly granted to Zomedica hereunder are reserved by Seraph. For the avoidance of doubt, Seraph shall retain all ownership rights in the Seraspec Technology subject to the terms of this Agreement.

(e)                Exclusivity. As partial consideration for the grant of rights set forth in Section 2(a) and provided that Seraph is not in breach of its material obligations under this Agreement, Zomedica agrees that during the Term of this Agreement, it and its Affiliates shall not, in any country in the Territory which the Product has been commercialized, directly or indirectly market, distribute or sell any in-clinic or point of care technology or product that directly competes with the Product actually developed and commercialized by Zomedica hereunder in the Zomedica Field of Use.

(f)                Right of First Offer. If at any time during the Term of this Agreement Seraph intends to offer the right to market, distribute or sell the Seraspec Technology for use outside the Zomedica Field of Use but within the Veterinary Market or Seraph intends to engage in a Change in Control, Seraph must first make a written offer to Zomedica to negotiate and enter into a business relationship or Change in Control upon the substantially the same terms that Seraph intends to offer to a third party (the "Offer"). With the Offer, Seraph will provide Zomedica all information available to Seraph with respect to the Offer. Within [*] of Zomedica's receipt of the Offer from Seraph, Zomedica shall notify Seraph that it either accepts the terms of the Offer or that it rejects the Offer. In the case of acceptance of the Offer, the contract for the business relationship or Change in Control shall be closed within [*] following such acceptance, or such other period as the Parties may mutually agree.

3.                  Development and Validation.

(a)               Development Plan. The Parties shall jointly undertake activities to develop and validate the Seraspec Technology for use in the Zomedica Field of Use pursuant to the activities set forth in the Statements of Work (the "Development Plan"). Each Statement of Work under this Agreement will be issued in writing and will be effective when signed by an authorized representative of each of the Parties. No Statement of Work may be amended, modified, changed or supplemented except by a writing signed by an authorized representative of each of the Parties. Each Statement of Work will reference and incorporate the terms of this Agreement. The terms and conditions of this Agreement apply to any and all Statements of Work executed by the Parties that reference this Agreement, and all such Statements of Work will be governed by the terms and conditions of this Agreement. The initial Statement of Work, addressing the development and validation activities related to the Initial Tests is attached hereto as Exhibit B. One or more subsequent Statements of Work will address the development and validation activities related to [*], and will be established by the Parties following the Effective Date.

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(b)               Efforts. Each Party will use its Commercially Reasonable Efforts, including devoting sufficient time, attention and qualified personnel, to meet the delivery dates for any deliverables and complete other matters agreed to in the Development Plan. The Parties will provide each other with such technical support relating to the development and validation of the Product for use in the Zomedica Field of Use in accordance with the Development Plan as reasonably necessary for the Parties to execute the Development Plan. The Parties acknowledge that in connection with the Development Plan, each of the Parties may need access to certain Confidential Information of the other Party and that such Confidential Information will be subject to the confidentiality provisions set forth in Section 8 hereof. Each Party agrees to notify the other promptly of any factor, occurrence, or event coming to its attention that may have a material negative effect on that Party’s ability to meet the requirements of the Development Plan generally, or that is likely to cause any material delay in the delivery of deliverables. Upon receipt of such notice the parties shall discuss in good faith the responsibility for such delays and determine who shall bear the cost of such delay of failure to meet the requirements of the Development Plan.

(c)                Development Costs. Zomedica will be responsible for and bear all Development Costs, and shall compensate Seraph for any of its Development Costs in accordance with the amounts set forth in the applicable Statement of Work. With respect to Development Costs incurred by Seraph under a Statement of Work, Seraph shall invoice Zomedica on a monthly basis for such costs, and Zomedica will pay such invoices within forty-five (45) days of receipt. Zomedica shall promptly notify Seraph if the Development Costs exceed or are reasonably likely to exceed the budgeted costs set forth in the applicable Statement of Work.

(d)               Records and Reports.

(i)                 Each Party shall maintain complete, current and accurate records of all activities undertaken by such Party pursuant to the Development Plan, including without limitation, all data, Know-How and patents resulting from such work, and all Development Costs incurred in connection therewith. The Parties will report the results of the Development Plan to each other informally on a regular basis. In addition, by the end of calendar months December and June of each year, Zomedica shall provide written reports to Seraph on its activities under the Development Plan in a form reasonably acceptable to the Parties, detailing (i) all of the work conducted by Zomedica during the previous six (6) months; (ii) all data, Know-How and patents resulting from such work during the previous six (6) months; and (iii) all Development Costs incurred in connection therewith during the previous six (6) months.

(ii)               All rights, title and interest in and to all Development Data and Documentation shall be owned by Seraph. Zomedica hereby assigns all rights, title and interest in and to such Development Data and Documentation to Seraph, and Zomedica shall execute such documents and perform such acts as may be necessary to vest title thereto in Seraph. Seraph shall provide Zomedica a copy of all such Development Data and Documentation, and hereby grants Zomedica a perpetual, irrevocable, royalty-free, worldwide exclusive license to use the Development Data and Documentation, but excluding the Pathogen-Specific Data and Documentation, in the Zomedica Field of Use. Seraph hereby grants Zomedica during the Term and Post Term Period a royalty-free, worldwide exclusive license to use the Pathogen-Specific Data and Documentation in the Zomedica Field of Use. The Development Data and Documentation shall constitute Seraph's Confidential Information, and Seraph shall be deemed to be the Disclosing Party with respect thereto.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(iii)             All rights, title and interest in and to all Veterinary-Specific Data and Documentation shall be owned by Zomedica. Seraph hereby assigns all rights, title and interest in and to such Veterinary-Specific Data and Documentation to Zomedica, and Seraph shall execute such documents and perform such acts as may be necessary to vest title thereto in Zomedica. Zomedica shall provide Seraph a copy of all such Veterinary-Specific Data and Documentation, and hereby grants Seraph a perpetual, irrevocable, royalty-free, worldwide exclusive license to use such Veterinary-Specific Data and Documentation outside the Zomedica Field of Use. Veterinary-Specific Data and Documentation shall constitute Zomedica's Confidential Information, and Zomedica shall be deemed to be the Disclosing Party with respect thereto.

4.	Commercial Activities.

(a)               Distribution Rights. Subject to the terms and conditions set forth in this Agreement, including without limitation the minimum performance objectives set forth in Section 6, Seraph hereby appoints Zomedica as its exclusive (even as to Seraph, and other than during the Post Term Period or otherwise as expressly set forth herein) distributor to market and promote sales of the Product for use in the Zomedica Field of Use in the Territory, and Zomedica hereby accepts such appointment and agrees to act as such distributor. Zomedica may appoint dealers or sub-distributors to distribute, market and sell the Product for use in the Zomedica Field of Use in the Territory.

(b)               Manufacture and Supply. Seraph shall manufacture or have manufactured, and shall supply the Seraspec Platforms and Seraspec Consumables to Zomedica and its customers according to the terms and conditions of this Agreement, and on an exclusive basis in the Zomedica Field of Use. Seraph shall at all times maintain and cause any third party manufacturers or suppliers to maintain sufficient capacity to meet the Quarterly Forecast provided by Zomedica. In the interest of clarity, Seraph shall have the exclusive right and obligation to manufacture and package the Seraspec Platforms and Seraspec Consumables for all purposes both inside and outside the Zomedica Field of Use.

(c)                Prices.

(i)                 Zomedica shall purchase the Seraspec Platforms and Seraspec Consumables from Seraph at the following prices (the "Supply Price"):

(1)               Zomedica shall purchase the Seraspec Platforms from Seraph at a price equal to the Cost of Purchase for such Seraspec Platform, plus [*]; and

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(ii)               Zomedica shall purchase the Seraspec Consumables from Seraph at a price equal to the Cost of Purchase for such Seraspec Consumables, plus [*]. During the Term, on a calendar quarter basis, Seraph shall provide Zomedica with an accounting of its Cost of Purchase for the Seraspec Platforms and Seraspec Consumables (broken out by Statement of Work) at the beginning of each calendar quarter, which accounting shall be used in the calculation of the Supply Price for the quarter.

(d)               Forecasts; Ordering.

(i)                 During the Term and the Post Term Period, on a calendar-quarter basis, Zomedica shall submit to Seraph a rolling twelve-month forecast for the purchase of the Seraspec Platform and the Seraspec Consumables (the "Quarterly Forecast"). The Quarterly Forecast shall be non-binding and shall reflect Zomedica's good faith estimates of expected orders of the Seraspec Platform and the Seraspec Consumables. The Quarterly Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seraph shall not be required to manufacture and sell to Zomedica any quantity of Seraspec Platforms or Seraspec Consumables that is greater than [*] of any Quarterly Forecast for the period covered by such Quarterly Forecast.

(ii)               Zomedica shall issue purchase orders containing applicable terms that are consistent with the terms of this Agreement to Seraph ("Purchase Orders"), in written form via e-mail or US mail. By issuing a Purchase Order to Seraph, Zomedica makes an offer to purchase Seraspec Platforms and/or Seraspec Consumables pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Zomedica in any Purchase Order are void and have no effect. Upon receipt of the Purchase Order, Seraph shall issue Zomedica an invoice setting forth the Supply Price for the Seraspec Platforms and Seraspec Consumables subject to such Purchase Order. Zomedica shall pay each invoice within [*] following delivery of the Seraspec Platforms and/or Seraspec Consumables and receipt of an invoice.

(iii)             Seraph shall deliver the Seraspec Platforms and Seraspec Consumables specified in each Purchase Order, EX Works (Incoterms 2010) Warehousing Location within [*] from Seraph's receipt of the Purchase Order; provided, however, that the quantity of Seraspec Platforms and Seraspec Consumables specified in such Purchase Agreement are not greater than [*] of the Quarterly Forecast. In all other cases, Seraph shall deliver the Seraspec Platforms and Seraspec Consumables as promptly as reasonably possible following Seraph's receipt of the Purchase Order. In the interest of clarity, Zomedica shall be responsible for shipment of all Seraspec Platforms and Seraspec Consumables from the Warehousing Location to the end customers at its own expense.

(iv)             Until the first anniversary of the First Commercial Shipment, all costs associated with the warehousing of the Seraspec Platforms and Seraspec Consumables at the Warehousing Location shall be borne by Seraph. Following the first anniversary of the First Commercial Shipment, all costs associated with the warehousing of the Seraspec Platforms and Seraspec Consumables at the Warehousing Location shall be borne by Zomedica.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(e)                Quality Audit.

(i)                 Seraph shall use Commercially Reasonable Efforts to ensure the quality of the Seraspec Platforms and Seraspec Consumables prior to shipment. Seraph represents and warrants that all Seraspec Platforms and Seraspec Consumables shipped under this Agreement shall be manufactured to quality standards at least as exacting as those required for Seraph's sales into markets outside the Zomedica Field of Use and in compliance with all applicable laws, rules and regulations; provided, however, that Zomedica shall inform Seraph of any applicable laws, rules and regulations that are specific to the Zomedica Field of Use. In addition, the Parties shall mutually agree upon specific manufacturing quality requirements on an as-needed basis for specific regions in the Territory, or as required by applicable regulatory or market requirements in the Zomedica Field of Use.

(ii)               Seraph or its manufacturer shall maintain inspection and other relevant manufacturing records with respect to the Seraspec Platforms and Seraspec Consumables ordered and shipped under this Agreement. The relevant types of records to be maintained shall be listed in Exhibit F, as amended from time to time. Seraph shall provide, or shall cause its manufacturer to provide, Zomedica with such inspection reports and records upon Zomedica's request. Zomedica shall have the right to carry out, not more than once per calendar year, and upon reasonable prior notice quality, capacity and manufacturing audits of Seraph and its manufacturers used for the manufacture of the Seraspec Platforms and Seraspec Consumables subject to this Agreement.

(f)                Warranty.

(i)                 Seraph warrants to Zomedica and its end customers that, for a period of [*] following Zomedica's acceptance of a Seraspec Platform (the "Initial Warranty Period"), that the Seraspec Platform will be free from material defects in material and workmanship. The limited warranty in this Section 4(f) does not apply where the Seraspec Platform has:

(1)               been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Seraph;

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(2)               been reconstructed, repaired or altered by persons other than Seraph or its authorized representatives; or

(3)               been used with any third-party product, hardware or product that has not been previously approved in writing by Seraph.

(ii)               Zomedica and Seraph may mutually agree to offer extended service plans for the Seraspec Platforms beyond the Initial Warranty Period to Zomedica customers for purchase (the "Extended Service Plans"). The Extended Service Plans will include warranty, repair and customer service levels substantially similar to those afforded during the Initial Warranty Period. At least 45 days prior to the anticipated date of First Commercial Shipment, the parties will negotiate in good faith the terms under which Seraph shall sell to Zomedica the Extended Service Plan, in accordance with the Customer Service Requirements and Warranty Guidelines attached hereto as Exhibit E, which Zomedica can then resell to Zomedica’s customers at such price determined by Zomedica in its sole and absolute discretion. In the event such Extended Service Plans are instituted and purchased by a Zomedica customer, the provisions of this Section 4(f) shall apply to any Seraspec Platforms subject to such Extended Service Plans.

(iii)             During the Initial Warranty Period, or during term of the Extended Service Plan, if applicable, and after conducting all applicable First Tier Customer Support related to such alleged claim or defect, Zomedica shall promptly notify Seraph, in writing, of any alleged claim or defect in the Seraspec Platform. Seraph shall then provide all applicable Second Tier Customer Support related to such alleged claim or defect.

(iv)             In the event Seraph is not able to rectify the alleged claim or defect through the Second Tier Customer Support, Seraph shall ship, at its expense and risk of loss, a new or refurbished Seraspec Platform directly to such customer, and the customer shall, at its expense and risk of loss, send such allegedly defective Seraspec Platform to Seraph's facility.

(v)               Neither Zomedica nor its customers have any right to return for repair, replacement, credit or refund any Seraspec Platforms except as set forth in this Section 4(f). In no event shall Zomedica reconstruct, repair, alter or replace any Seraspec Platforms, in whole or in part, either itself or by or through any third party.

(vi)             EXCEPT FOR THE WARRANTY SET FORTH IN THIS SECTION 4(F), SERAPH MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE SERASPEC PLATFORMS OR SERASPEC CONSUMABLES, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. THIS SECTION SETS FORTH ZOMEDICA'S AND ITS CUSTOMERS' SOLE REMEDY AND SERAPH'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN SECTION 4(F).

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(g)               Branding. Zomedica shall provide branding for the Seraspec Platforms and Seraspec Consumables to be provided under this Agreement and shall bear all costs related to Zomedica branding of the Product. The Seraspec Platforms and Seraspec Consumables will also display Seraph's brand, and Zomedica will not alter or remove such branding.

(h)               Marketing, Sales & Customer Support.

(i)                Zomedica shall be solely responsible for commercialization and marketing of the Seraspec Technology in the Zomedica Field of Use, and in furtherance thereof, shall be solely responsible for providing First-Tier Customer Support related to the Seraspec Technology in the Zomedica Field of Use.

(ii)               Seraph shall be solely responsible for all Second-Tier Customer Support related to the Seraspec Technology in the Zomedica Field of Use.

(iii)             The Parties shall share responsibility for post-market surveillance of the Seraspec Technology in the Zomedica Field of Use, including without limitation gathering call data, repair and replacement data, customer feedback and other relevant information in the course of providing the First-Tier Customer Support and the Second-Tier Customer Support. Each Party will share with the other Party all such information and data gathered from such surveillance.

(i)                 Regulatory. Zomedica shall, at its own expense, be solely responsible for all regulatory activities, including without limitation, any required regulatory approvals, if any, related to the use of the Seraspec Technology solely within the Zomedica Field of Use, or related to Zomedica's activities under this Agreement. Seraph shall, at its own expense, be solely responsible for all regulatory activities related to the manufacture and use of the Seraspec Technology that relate to uses both inside and outside the Zomedica Field of Use.

5.	Compensation.

(a)               Upfront Payment. As partial consideration for the rights granted to Zomedica herein, Zomedica shall pay to Seraph, on the Effective Date, an initial payment of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the "Initial Payment"). The Initial Payment shall be paid as follows: (i) Five Hundred Thousand Dollars ($500,000) in cash in immediately available funds; and (ii) the issuance, in accordance with Section 5(c), of that number of shares of Zomedica's common stock determined by dividing One Million Two Hundred Fifty Thousand Dollars ($1,250,000) by the volume-weighted average price of Zomedica's shares of common stock on the NYSE American exchange over the ten (10) trading days prior to the Effective Date (the "Initial Shares").

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(b)               Milestone Payments. As partial consideration for the rights granted to Zomedica herein, Zomedica shall make the following payments to Seraph upon the achievement of the following milestone events (the "Milestone Payments"):

Milestone Event	Milestone Amount	Form of Payment
[*]	$500,000	Cash in immediately available funds
[*]	$500,000	Cash in immediately available funds
[*]	$2,000,000	The issuance in accordance with Section 5(c) of that number of shares of Zomedica common stock determined by dividing $2,000,000 by the volume-weighted average price of Zomedica stock on the NYSE American exchange over the ten (10) trading days prior to achievement of the milestone event (the "First Milestone Shares").
[*]	$1,250,000	Cash in immediately available funds
[*]	$750,000	The issuance in accordance with Section 5(c) of that number of shares of Zomedica common stock determined by dividing $750,000 by the volume-weighted average price of Zomedica stock on the NYSE American exchange over the ten (10) trading days prior to achievement of the milestone event (the "Second Milestone Shares").
[*]	$1,250,000	Cash in immediately available funds
[*]	$750,000	The issuance in accordance with Section 5(c) of that number of shares of Zomedica common stock determined by dividing $750,000 by the volume-weighted average price of Zomedica stock on the NYSE American exchange over the ten (10) trading days prior to achievement of the milestone event (the "Third Milestone Shares").

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(c)                Registration of Securities. The securities to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Notwithstanding the foregoing, Zomedica shall file a registration statement to register the securities issued pursuant to this Agreement for resale in the United States, including the Initial Shares, the First Milestone Shares, the Second Milestone Shares and the Third Milestone Shares, in the time and manner as set forth in Exhibit D attached hereto and incorporated herein by this reference and perform certain other covenants as set forth in such Exhibit D.

(d)               Calculation and Payment of License Fees. Following the First Commercial Shipment, on a calendar quarter basis, Zomedica shall provide Seraph with an accounting of the Zomedica Gross Profit for the Seraspec Platforms and Seraspec Consumables (broken out by test) at the end of each calendar quarter, which accounting shall be used in the calculation of the License Fee for such quarter. Zomedica shall pay Seraph the License Fees within [*] following the end of the calendar quarter in which such License Fees were earned.

(e)                License Fees. As partial consideration for the rights granted to Zomedica herein, Zomedica shall pay Seraph the license fees identified in this Section 5(e) (the "License Fees") with respect to each Statement of Work.

(i)                 For the first [*] months following the First Commercial Shipment under such Statement of Work (the "Initial Period"), Zomedica shall pay Seraph a License Fee equal to [*] of the Zomedica Gross Profit on the sale of the Seraspec Consumables and Seraspec Platforms under such Statement of Work. The following sections notwithstanding, the Initial Period shall last for no less than 12 months;

(ii)               Beginning in the [*] month following the First Commercial Shipment under such Statement of Work and until the beginning of the Third Period (the "Second Period"), Zomedica shall pay Seraph a License Fee equal to [*] of the Zomedica Gross Profit on the sale of the Seraspec Consumables and Seraspec Platforms under such Statement of Work;

(iii)             Beginning in the first month after Zomedica has recouped the entirety of the Development Costs associated with such Statement of Work (as contemplated in Section 5(g)) and until the beginning of the Final Period (the "Third Period") but not less than [*] months following the First Commercial Shipment, Zomedica shall pay Seraph a License Fee equal to [*] of the Zomedica Gross Profit on the sale of the Seraspec Consumables and Seraspec Platforms under such Statement of Work; and

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(iv)             Beginning in the first month following the [*] year anniversary of the First Commercial Shipment under each Statement of Work (the "Final Period"), Zomedica shall pay Seraph a License Fee equal to [*] of the Zomedica Gross Profit on the sale of the Seraspec Consumables and Seraspec Platforms under such Statement of Work.

(f)                Sublicense Fees under WSU Agreement. Seraph shall be responsible for paying the Sublicense Fees (as defined in the WSU Agreement) owed to WSU under the WSU Agreement during the Term of the WSU Agreement.

(g)               Zomedica Recovery of Development Costs. The graduated schedule of License Fees set forth in Section 5(e) is intended to allow Zomedica to recover its Development Costs relating to each Statement of Work. During the Initial Period and the Second Period, any Zomedica Gross Profit retained by Zomedica, which is in excess of the amount would be retained by Zomedica if the License Fee from the Final Period were applied to the Zomedica Gross Profit during that period, (the "Excess Gross Profit") shall be applied toward recovery of the Development Costs attributable to such Statement of Work.

(i)                 By way of example, and not limitation, with respect to any specific Statement of Work, if Zomedica Gross Profit during the Initial Period were $2,000,000, the application of such Zomedica Gross Profit to the recovery of the Development Costs shall be calculated as follows:

Zomedica Gross Profit actually retained by Zomedica during the Initial Period = ($2,000,000 * [*]%) = [*]

Zomedica Gross Profit that would be retained by Zomedica if License Fees from Final Period were applied = ($2,000,000 * [*]%) = [*]

Excess Gross Profit applied to recoupment of Development Costs = [*]

(ii)               In the interest of clarity, the Initial Payment and the Milestone Payments are not subject to any recovery by Zomedica of the Development Costs and the application of Excess Gross Profit toward the recovery of Development Costs shall be specific to each Statement of Work (i.e., Zomedica Gross Profit relating to the sale of Seraspec Consumables for the Initial Tests will not be subject to cost recovery by Zomedica of Development Costs attributable to subsequent Statements of Work).

(h)               Licensee Fee Reduction for Supply Interruption. In the event of a Supply Interruption, as that term is defined in Section 6(c), Seraph shall have 60 days to cure the Supply Interruption without penalty by completing final delivery of all then-ordered Products according to Section 4(d)(iii) (the "Grace Period"). If a Supply Interruption occurs and is not wholly cured and all such Products delivered within 60 days, then for any Seraspec Platforms or Seraspec Consumables which were the subject of the Supply Interruption, and which have not been delivered within the 60 days, the License Fees payable to Seraph under Section 5(e) with respect to those Seraspec Platform and Seraspec Consumable units will be reduced by [*]. Any additional Zomedica Gross Profit retained by Zomedica as a result of Supply Interruptions that extend beyond the Grace Period shall not apply toward the recovery of Zomedica’s Development Costs under Section 5(g).

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(i)                 True-Up. Within ninety (90) days of the end of each year, Zomedica shall provide an accounting of Zomedica Net Sales for that year, inclusive of any delayed or volume based rebates not reflected on the date of sale. If the License Fees which would be payable under this end-year accounting differ from the Licensee Fees actually paid during that year, the Party which has benefited from any such discrepancy shall remit the cash amount of the License Fee discrepancy to the other Party within ninety (90) days.

(j)                 Records and Audit. Each Party shall maintain the usual books of account and records accounting for its activities under this Agreement. During the Term and the Post Term Period and for one (1) year thereafter, upon reasonable notice and at the sole expense of the requesting party, but no more than once per calendar year, such books and records shall be open to inspection and copying by an independent certified public account acceptable to the other party, for the purpose of verifying the accuracy of the amounts paid under this Agreement. In the event that such review shows an error of five percent (5%) or more in either Party's favor, the difference, together with interest on past due amounts at a rate of [*] per annum, and reimbursement for the expense of such audit, if applicable, shall be paid to the deficient Party.

6.	Performance Metrics; Competitors; Claw-Back of Rights.

(a)               Zomedica shall use its Commercially Reasonable Efforts to market, distribute and sell the Seraspec Technology in the Zomedica Field of Use, including without limitation, timely invoicing customers and collecting revenues for such sales, and purchasing Product in accordance with the following sales forecast (the "Sales Forecast"):

	Months [*] following First Commercial Shipment	Months [*] following First Commercial Shipment	Months [*] following First Commercial Shipment
Seraspec Platform	[*]	[*]	[*]
Seraspec Consumables	[*]	[*]	[*]

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(b)               In the event that Zomedica fails to purchase at least [*]% of the Sales Forecast for any period referenced in the table above (the "Minimum Performance Level"), and provided that Seraph is not in default of any of its material commercial obligations under this Agreement, including but not limited to the obligation to supply such quantities of Seraspec Platform and Seraspec Consumables set forth in the Purchase Orders, [*]

(i)                [*]

(ii)               [*]

(c)                In the event that Seraph materially fails to meet its supply obligations – including those enumerated in Section 4(d)(iii) – at any time when the Minimum Performance Levels apply (a "Supply Interruption"), then in such case the Minimum Performance Levels shall be suspended during the Supply Interruption and for an additional period equal to twice the length of the Supply Interruption (the "Interruption Period"). To that end, both the period referenced in the table in Section 6(a) during which such Supply Interruption occurred and the Term shall each be extended by an amount of time commensurate with the Interruption Period.

By way of example, and not limitation, if a Supply Interruption lasts 1 month, the Interruption Period would be equal to 3 months (1 month plus 2 months (i.e., twice the length of the Supply Interruption)) and the Period in which the Supply Interruption occurred and the Term would each be extended by 3 months. Consequently Zomedica would have 3 additional months to meet the Minimum Performance Level for the relevant Period, and the Term would be extended to account for such additional 3 months (e.g., from 7 years to 7 years and 3 months, assuming this was the first Supply Interruption).

(d)               Notwithstanding the foregoing, in the event that Seraph and Zomedica mutually agree that a competitive Raman spectroscopy solution is brought to market in the Zomedica Field of Use, and the pricing of the Seraspec Technology to Zomedica customers must be adjusted as a direct response, the Minimum Performance Level shall be [*]% of the Sales Forecast.

(e)                In the event that Zomedica fails to have a reasonable commercial sales force in place at least [*] prior to the anticipated First Commercial Shipment, Seraph may, in its sole discretion, [*].

(f)                The Parties understand and agree that the forecasts herein are based on launch of a commercial Product that is capable of detecting the pathogens identified in the first Statement of Work to this agreement. If, during the course of the development activities outlined in the Statement of Work, Zomedica determines that the first commercial Product will differ in its capabilities from these original expectations, the Parties agree to meet in good faith and amend the forecasts to account for these differences.

7.	Intellectual Property.

(a)               Ownership.

(i)                 The Parties hereby acknowledge and agree that each Party retains all right, title and interest in and to the Intellectual Property of such Party owned or independently developed by such Party prior to the Effective Date. Except as expressly set forth herein, neither Party grants to the other Party pursuant to this Agreement, any rights or licenses under the Intellectual Property owned by such Party or its Affiliates.

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(ii)               All Intellectual Property that is jointly made, discovered, conceived, reduced to practice or developed by Seraph and Zomedica under this Agreement and which relates only to veterinary patient care ("Joint Intellectual Property") shall be jointly owned by Seraph and Zomedica. Seraph hereby grants to Zomedica an irrevocable royalty-free, worldwide exclusive right and license to Seraph's interest in such Joint Intellectual Property to use such Joint Intellectual Property in the Zomedica Field of Use. Zomedica hereby grants to Seraph an irrevocable, royalty-free, worldwide exclusive right and license to Zomedica's interest in such Joint Intellectual Property to use such Joint Intellectual Property for all purposes outside the Zomedica Field of Use. The licenses granted in this Section 7(a)(ii) shall survive the termination or expiration of this Agreement.

(iii)             The Parties hereby agree that all Intellectual Property made, discovered, conceived, reduced to practice or developed under this Agreement that is not Joint Intellectual Property ("Project Intellectual Property") shall be owned solely by Seraph. Zomedica agrees to assign and hereby does assign all of its right, title and interest in and to all Project Intellectual Property to Seraph. Any such Intellectual Property shall be considered Seraspec Technology and shall be subject to the license granted to Zomedica under this Agreement. The Parties agree to execute all necessary documents in a reasonable and prompt manner to effectuate the foregoing assignment.

(b)               Prosecution and Maintenance of Joint Intellectual Property.

(i)                 Zomedica shall have the exclusive right and (subject to Zomedica's election not to file, prosecute, or maintain or conduct Patent Proceedings pursuant to this Section 7(b)) at Zomedica's cost, obligation to diligently file, prosecute and maintain patents relating to Joint Intellectual Property ("Joint Patents"), and to conduct any Patent Proceedings with respect thereto. Zomedica may elect not to file, prosecute or maintain the Joint Patents, or conduct any Patent Proceedings with respect thereto, and may cease prosecution or maintenance thereof or any Patent Proceeding with respect thereto, in each case on a country-by-country basis, by providing Seraph with advance written notice. If Zomedica so elects by advance written notice, Seraph, at its sole discretion and expense, may take such actions to the extent Seraph so elects, but Seraph shall notify Zomedica in writing at least ten (10) days before taking any such action. If Seraph elects to take such actions as permitted pursuant to this Section 7(b), Zomedica shall execute such documents and perform such acts as may be reasonably necessary to allow Seraph to file, initiate or continue such prosecution or maintenance in any such country.

(ii)               During the Term:

(1)               Zomedica shall keep Seraph advised on at least a quarterly basis of the status of all actual and prospective Joint Patents;

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(2)               Zomedica shall provide advance copies of any material papers related to the filing, prosecution and maintenance of Joint Patents;

(3)               Zomedica shall promptly, but in any case within thirty (30) days of learning of such event, give notice to Seraph of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patents; and

(4)               Zomedica shall solicit Seraph's advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, provided Zomedica shall not have any obligation with respect to Seraph's comments related thereto.

(iii)             If Seraph notifies Zomedica that it wishes Zomedica to file and prosecute a Joint Patent, or to conduct any Patent Proceeding with respect thereto, Zomedica shall undertake such activities in such countries and/or conduct such proceedings at Seraph's expense.

(c)                Interference, Opposition, Re-examination and Re-issue.

(i)                 During the Term, Zomedica shall promptly, but in any case within thirty (30) days of learning of such event, inform Seraph of any request for or declaration of any interference, opposition or re-examination relating to a Joint Patent. Zomedica shall provide Seraph with written notice as soon as practicable prior to initiating any re-examination, interference or re-issue proceeding relating to the Joint Patents. The Parties shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Seraph shall have the right to review any submission to be made in connection with such proceeding.

(ii)               In connection with any Patent Proceeding relating to Joint Patents, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request, each at its own expense. Zomedica shall keep Seraph informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation regarding any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(iii)             Zomedica shall be responsible for any out-of-pocket expenses related to any Patent Proceeding with respect to any Joint Patent.

(d)               Enforcement. Each Party shall promptly advise the other in writing of any known acts of actual or potential infringement of the Seraspec Technology in the Zomedica Field of Use. Zomedica shall use Commercially Reasonable Efforts to identify actual or potential infringing activities within the Zomedica Field of Use. Zomedica shall use Commercially Reasonable Efforts to cause any infringing party to cease and desist infringing activities at Zomedica's sole expense; provided that Zomedica shall not initiate or defend any formal action, except as contemplated by Section 7(d)(ii).

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(i)                 Enforcement by Seraph.

(1)               To the extent that an issued, unexpired claim in the Licensed Patents covers the Seraspec Technology, Seraph has the first option to police the Licensed Patents against infringement by other parties in the Zomedica Field of Use, but Seraph shall notify Zomedica in writing at least ten (10) days before filing any suit. The right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection. Zomedica shall provide reasonable assistance to Seraph with respect to such actions, and Seraph shall reimburse Zomedica for the reasonable out of pocket expenses incurred in connection with any such assistance rendered at Seraph's request or reasonably required by Seraph. Zomedica retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Section 7(d)(i).

(2)               Seraph shall defend, indemnify and hold harmless Zomedica with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the Licensed Patents under this Section 7(d)(i), including, without limitation, antitrust counterclaims; provided, however that Seraph shall have no obligation to defend, indemnify or hold Zomedica harmless with respect to any such counterclaim that arises from Zomedica's gross negligence or willful misconduct. If Seraph undertakes to enforce and/or defend the Licensed Patents by litigation, Seraph shall pay all costs thereof and shall be entitled to all damages recovered in any such litigation; provided, however, that if Zomedica exercises its right to participate in such action with counsel of its own choosing and at its own expense, the recovery of any such action shall be shared by the Parties proportionately, relative to their respective costs and expenses with respect to the action.

(3)               For any action relating to any infringement of Licensed Patents under this Section 7(d)(i), if Seraph is unable to initiate or prosecute such action solely in its own name, Zomedica shall, at Seraph's expense, join such action voluntarily and shall execute all documents necessary for Seraph to initiate litigation to prosecute and maintain such action. In connection with any action, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto.

(ii)             Enforcement by Zomedica. If Zomedica notifies Seraph of a material infringement in the Zomedica Field of Use, and Seraph fails to take action to abate any such infringement within ninety (90) days of a request by Zomedica to do so (or within a shorter period if required to preserve the legal rights of Zomedica under any applicable laws) then Zomedica has the right to take such action (including, without limitation, prosecution of a suit) and Seraph shall use reasonable efforts to cooperate in such action, including without limitation, being named in such action if necessary for the purposes of standing. If Zomedica undertakes to enforce and/or defend the Licensed Patents by litigation, Zomedica shall pay all costs thereof (including reimbursement of any costs to Seraph for its participation in the action) and shall be entitled to all damages recovered in any such litigation; provided, however, that if Seraph exercises its right to participate in such action with counsel of its own choosing and at its own expense, the recovery of any such action shall be shared by the Parties proportionately, relative to their respective costs and expenses with respect to the action. With respect to any action by Zomedica under this Section 7(d)(ii), Zomedica shall act in good faith to preserve the validity of and Seraph's right, title and interest in and to the Licensed Patents, shall keep Seraph advised as to the status of the action, and shall not enter into a settlement without first allowing Seraph the option of either approving the settlement or continuing the lawsuit at Seraph's expense and for Seraph's benefit (after payment to Zomedica of its out-of-pocket and expenses of the action incurred after the settlement is rejected).

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8.                  Confidential Treatment. The Parties agree to maintain in confidence and use the Confidential Information of each other Party solely for the purpose of conducting the activities contemplated by this Agreement. Neither Party may make any copies of the Confidential Information (whether in tangible, intangible or electronic format) of the other Party except to the extent required in connection with its activities under this Agreement. The Receiving Party may not (a) use the Confidential Information of the Disclosing Party for any commercial or non-commercial purpose or gain, other than for the purposes set forth in this Agreement, (b) reverse engineer any of the Confidential Information of the other Party, or (c) disclose the Confidential Information of the other Party except to the extent reasonably necessary or appropriate to fulfill the receiving Party’s obligations or exercise its rights under this Agreement, under circumstances that reasonably ensure the confidentiality thereof. Nothing contained in this Section 8 shall prevent either Party from disclosing any Confidential Information of the other Party to the extent reasonably necessary to comply with applicable laws, regulations or orders (including to the extent required for the submission of regulatory filings related to the activities contemplated by this Agreement); provided that if a Party is required by law to make any such disclosure of the other Party’s Confidential Information other than pursuant to a confidentiality agreement, it will, to the extent legally permissible, give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information.

9.                  Representations and Warranties.

(a)               Each Party represents and warrants that, as of the Effective Date:

(i)                 it has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights granted to the other Party in this Agreement;

(ii)               it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

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(iii)             the performance of such Party under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(iv)             neither Party nor any of such Party’s Affiliates has been disbarred or is subject to debarment and neither Party nor any of such Party’s Affiliates shall use in any capacity in connection with the services to be performed under this agreement any person who has been debarred pursuant to Section 306 of the Food Drug and Cosmetic Act (21 U.S.C. 335a) (the "Act") or who is subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if any person who is performing services on behalf of such Party under this Agreement is debarred or is the subject of a conviction described in Section 306 of the Act or if any action, suit, claim, investigation or legal or administrative proceeding or to the knowledge of such Party is threatened relating to the debarment or conviction of such Party or any person performing services on behalf of such Party under this Agreement.

(b)               Seraph Representations, Warranties and Covenants. In addition to the representations and warranties made by Seraph above and elsewhere in this Agreement, Seraph hereby represents, warrants, and covenants to Zomedica that:

(i)                As of the Effective Date, it has, or will have during the Term of this Agreement, the full right, power and authority to grant to Zomedica the licenses hereunder granted in this Agreement;

(ii)              As of the Effective Date, there is no suit or legal proceeding pending or threatened in writing with respect to the Seraspec Technology and it is has no actual knowledge or notice of any infringement of any third party intellectual property by it that would arise in conducting the activities contemplated by this Agreement;

(iii)             To the knowledge of Seraph, all Licensed Patents that have issued are valid and enforceable.

(iv)             As of the Effective Date, Seraph has not entered, and during the Term, will not enter, into any written agreement with a third party that conflicts with the rights granted to Zomedica hereunder or Seraph’s ability to fully perform its obligations herein;

(v)              Seraph has not entered into any written agreement with a third party to conduct research with respect to the Seraspec Technology in the Zomedica Field of Use, other than Zomedica, and Seraph is not collaborating with any third parties, other than Zomedica, for the development of the Product in the Zomedica Field of Use;

(vi)             Exhibit A accurately lists all Licensed Patents as of the Effective Date;

(vii)            That other than with respect to an obligation to assign rights to Wayne State University, its representatives contributing and conducting activities under this Agreement on behalf of Seraph, including with respect to the Development Plan, all have assigned and have a duty to assign their rights and contributions with respect to any Intellectual Property developed pursuant to this agreement to Seraph and to no other party;

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(viii)         The WSU Agreement is valid, binding and in full force and effect and is enforceable by Seraph in accordance with its terms. Seraph has performed all material obligations required to be performed by it to date under the WSU Agreement and Seraph has not received any written notice of breach under the WSU Agreement, whether or not cured or disputed, and to Seraph's knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default. There is no existing breach or default by WSU and no event has occurred which with the passage of time or giving notice of or both would constitute such a breach or default by WSU.

(ix)            Seraph will throughout the Term comply with the terms and provisions of the WSU Agreement in all material respects, and will not knowingly take any action that it knows or should know, will result in a breach of the WSU Agreement. Seraph will not at any time during the Term terminate the WSU Agreement without the prior written consent of Zomedica. Seraph will not agree to any amendment, waiver of rights, or modification of the WSU Agreement that would reasonably be expected to result in, or would reasonably be expected to have, any other material negative effect or other material adverse impact on (A) any financial or reporting obligation of Zomedica or (B) on the rights granted to Zomedica under this Agreement or the material obligations imposed on Zomedica under this Agreement, without the prior written consent of Zomedica. Seraph shall pay all Sublicense Fees (as defined in the WSU Agreement) when due under the WSU Agreement.

(x)             Upon Seraph's receipt of notification from WSU of Seraph's breach of the WSU Agreement, or Seraph's notification to WSU of WSU's breach of the WSU Agreement, and upon expiration or termination of the WSU Agreement, Seraph shall provide notice of such breach, expiration or termination to Zomedica within ten (10) business days in accordance with the notice provisions set forth in this Agreement. Seraph shall further obligate its counsel to likewise provide notice to Zomedica of any such breach, expiration or termination of the WSU Agreement within ten (10) business days in accordance with the notice provision set forth in this Agreement.

10.              Injunctive Relief. The Parties acknowledge that the Confidential Information is both highly confidential and proprietary and have been developed by the Parties with substantial effort and at substantial cost, and, therefore, have value to the Parties; and that the breach of any of the provisions of this Agreement may cause the Disclosing Party irreparable injury for which there may be no adequate remedy at law. Accordingly, each Disclosing Party shall have the right, in addition to any other rights it may have, to seek specific performance or other injunctive relief to prevent or restrain the breach of this Agreement by each Receiving Party without the necessity for the securing or posting of any bond in connection with such remedy.

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11.              Term and Termination.

(a)               Term. This Agreement shall be effective on the Effective Date and shall extend until the seven (7) year anniversary of the First Commercial Shipment, subject to adjustment pursuant to Sections 6(b) and 6(c) (the "Term"). The Term shall automatically renew for additional one (1) year periods, until (i) either Party delivers written notice of such Party's intent not to renew this Agreement provided no later than ninety (90) days prior to the end of the then-current Term; or (ii) this Agreement is terminated pursuant to this Article 11, whichever occurs first.

(b)               Termination by Mutual Agreement. The Parties may terminate this Agreement, in whole or in part, and at such time and with such effect, as may be mutually agreed upon in writing.

(c)               Termination for Material Breach. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days after receipt of such notice.

(d)               Termination by Seraph for Patent Challenge. Seraph may terminate this Agreement in its entirety immediately upon written notice to Zomedica if Zomedica or its Affiliates (directly or indirectly, individually or in association with any other person or entity) challenges the validity, enforceability or scope of any Licensed Patent or trade secret of Seraph anywhere in the world.

(e)               Termination for Change of Control. In the event either Party undergoes a Change in Control pursuant to which the resulting entity is a Competitor of the other Party, then such other Party may elect to terminate this Agreement with thirty (30) days’ written notice to the Party undergoing the Change in Control. Each Party will promptly notify the other Party in writing in the event of a Change in Control during the Term or the Post Term Period.

(f)                Termination for Bankruptcy. To the extent permitted under applicable law, if at any time during the Term of this Agreement, an Event of Bankruptcy relating to either Party (the "Bankrupt Party") occurs, the other Party (the "Non-Bankrupt Party") shall have, in addition to all other legal and equitable rights and remedies available hereunder, (i) the exclusive option, exercisable on written notice to the Bankrupt Party, to negotiate a fully paid-up license to any intellectual property owned by the Bankrupt Party and necessary to independently continue commercialization of the Seraspec Technology in the Zomedica Field of Use; or (ii) the option to terminate this Agreement upon sixty (60) days written notice to the Bankrupt Party.

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[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(g)               Non-Exclusive Distribution Rights for the Post-Term Period. Notwithstanding anything to the contrary, in the event of any expiration or termination of this Agreement, Zomedica may continue to distribute, market and promote sales of the Seraspec Consumables for use in the Zomedica Field of Use in the Territory on a non-exclusive basis for a period of [*] from the effective date of such expiration or termination (the "Post Term Period”). Seraph will continue to supply the Seraspec Consumables to Zomedica during the Post Term Period at the pricing set forth in this Agreement; in each case, subject to the terms and conditions of this Section 11(g). All provisions of this Agreement will continue to apply during the Post Term Period, including without limitation the applicable License Fees set forth in Section 5(e), with the following exceptions:

(i)               the license granted to Zomedica pursuant to Section 2(a) shall automatically convert to non-exclusive during the Post Term Period;

(ii)              Section 2(e) ("Exclusivity") shall not apply during the Post Term Period;

(iii)             Section 2(f) ("Right of First Offer") shall not apply during the Post Term Period;

(iv)             the rights granted to Zomedica pursuant to Section 4(a) ("Distribution Rights") shall automatically convert to non-exclusive during the Post Term Period, and such non-exclusive rights shall no longer be subject to minimum performance objectives set forth in Section 6;

(v)               Section 6 ("Performance Metrics; Competitors, Claw-Back of Rights") shall not apply during the Post Term Period;

(vi)             Section 7(d)(ii) ("Enforcement by Zomedica") shall not apply during the Post Term Period; and

(vii)            Section 11(d)(ii) shall not apply during the Post Term Period.

(h)               Survival. Notwithstanding the foregoing, Sections 1, 3(d)(ii), 3(d)(iii), 4(e)(ii), 4(f), 4(h)(but only with respect to the obligation to provide First Tier Customer Support and Second Tier Customer Support), 5(i), 5(j), 7, 8, 10, 11, 12, and 14-19 shall survive expiration or termination of this Agreement. In addition, except as provided in Section 11(g), all provisions of this Agreement shall survive the expiration or termination of this Agreement until the end of the Post Term Period.

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12.              Indemnification.

(a)               Each Party agrees to defend, indemnify and hold harmless the other Party, their directors, officers, employees and agents from any loss, claim, damage or liability of any kind whatsoever arising from a third party claim, demand or cause of action against such Party seeking indemnification, which may arise from the indemnifying Party’s breach of this Agreement or gross negligence or willful misconduct in its performance hereunder, except to the extent such loss, claim, damage or liability arises due to the gross negligence, willful misconduct, or breach of this Agreement by the indemnified Party; provided, in each case, that (i) the indemnifying Party receives prompt notice of any such claim, demand or cause of action, (ii) the indemnifying Party shall not be obligated to indemnify the other Party for any claim, demand or cause of action in connection with any settlement made by the indemnified Party unless the indemnifying Party consents in writing to such settlement, such consent not to be unreasonably withheld, and (iii) the indemnifying Party shall have the exclusive right to control the defense and settlement any such claim, demand or cause of action, except that the indemnifying Party shall not settle or consent to an adverse judgment for such claim, demand or cause of action without the express written consent of the indemnified Party, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

(b)               Except with respect to the willful misconduct OR GROSS NEGLIGENCE by a Party, BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, or FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER THIS SECTION 12, neither Party will be liable with respect to any matter arising under this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any punitive, exEmplAry, incidental, indirect or consequential damages, including but not limited to, loss of business or good will, loss of revenue or lost profits.

13.              Scope of Agreement. This Agreement does not constitute or create a joint venture, partnership or agency or other cooperative relationship between the Parties, but merely defines the rights, duties and obligations of the Parties with respect to the activities contemplated hereby, as independent contractors.

14.              Severability. If any term or provision of this Agreement, or the application thereof to any circumstances shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstance other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable term or provision had never been contained herein, and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

15.              Notices. Any notice required or permitted hereunder shall be given in writing and delivered (a) personally, (b) by express courier, or (c) by telex, facsimile or electronic mail, followed by registered or certified mail, return receipt requested, postage prepaid, to the Party entitled thereto at the address for such Party shown in the introductory paragraph of this Agreement. Either Party may change such address by giving notice to the other of such change in the manner contemplated by this Section. The return receipt, the delivery receipt, electronic confirmation of receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

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16.              Binding Effect. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective legal representatives, successors and permitted assignees.

17.              Modification. This Agreement may not be modified by any Party except by a writing executed by both Parties.

18.              Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without giving effect to its conflict of laws principles or rules.

19.              Assignment. Neither Party may assign this Agreement or its rights and/or obligations hereunder to another party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however that either Party may, without the prior written consent of the other Party, assign this Agreement and its rights and/or obligations hereunder to an Affiliate or to any successors to substantially all of its business to which this Agreement pertains or in the event of a merger or consolidation with another company provided that such successor is not a Competitor of the other Party.

20.              Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and incorporates all previous agreements between the Parties, whether written or oral, with respect to such subject matter.

21.              Counterparts. This Agreement may be executed in two or more counterparts, each of which counterpart shall be deemed an original, but all of which counterparts taken together shall be one and the same document.

22.              Facsimile Signatures. Facsimile or electronic copies of signatures to this Agreement shall be considered originals hereof, with any Party executing this Agreement by facsimile or pdf signature agreeing to provide promptly to the other Party an original signature evidencing the same.

Signatures on the Following Page

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Seraph Biosciences, Inc.	Zomedica Pharmaceuticals Corp.

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Commercialization and Exclusive Distribution Agreement

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

EXHIBIT A

LICENSED PATENTS

The Licensed Patents under this Agreement shall include at least the following patent assets. The Parties understand and acknowledge that additional patents may be added to this Exhibit from time to time.

[*]

Exhibit A - 1

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

EXHIBIT B

STATEMENT OF WORK: VERIFICATION AND VALIDATION WORK FOR FECAL AND URINE MATRICES ONLY

[*]

Exhibit B -1

EXHIBIT C

[Intentionally omitted]

Exhibit C -1

EXHIBIT D

PRIVATE PLACEMENT AND REGISTRATION RIGHTS RIDER

(a)                In connection with the issuance of Zomedica shares to Seraph, Seraph makes the following representations and warranties to Zomedica set forth in subsection (b) below, and Zomedica makes the following covenants to Seraph, set forth in subsections (c) – (t) below.

(b)               Seraph hereby represents and warrants to Zomedica as follows:

(i)                 On the date hereof and on each date on which it receives Zomedica common shares hereunder (collectively, the “Securities”), Seraph is and will be an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Seraph maintains its principal executive office at the location specified in the introductory paragraph of this Agreement.

(ii)               The Securities to be received by Seraph hereunder will be acquired for Seraph’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Seraph has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to Seraph’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by Seraph to hold the Securities for any period of time. Seraph is not a broker-dealer registered with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in a business that would require it to be so registered.

(iii)             Seraph acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(iv)             Seraph has had an opportunity to receive all information related to Zomedica requested by it and to ask questions of and receive answers from Zomedica regarding Zomedica, its business and the terms and conditions of the Securities. Seraph acknowledges that it has had access to Zomedica’s filings with the Commission as well as filings made by Zomedica with applicable Canadian securities regulators.

(v)               Seraph understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Zomedica in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Exhibit D -1

(vi)             Seraph did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

(vii)           Seraph acknowledges and understands that because Zomedica was previously a “shell company” as defined in Rule 405 under the Securities Act, the provisions of Rule 144(i) under the Securities Act will apply with respect to any resale of the Securities pursuant to such Rule 144.

(viii)         Seraph acknowledges and understands that certificates evidencing the Securities will bear the following or any similar legend:

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities are sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(c)                Following the issuance of any Securities to Seraph under the Agreement, Zomedica shall use its commercially reasonable efforts to register such Securities for resale or other disposition by Seraph within 90 days of the date of such receipt. Zomedica shall notify Seraph promptly upon effecting such registration. Subject to any permitted “Black-Out Periods” (as described below), Zomedica shall use its commercially reasonable efforts to maintain the effectiveness of any such registration until the earlier of (i) the date on which all of the Securities so registered have been sold by Seraph or its transferees or (ii) the date on which such Securities may be sold under Rule 144 (the period of such registration being referred to herein as the “Registration Period”). Subject to any comments from the staff of the Commission, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A;

Exhibit D -2

(d)               Zomedica shall have the right to suspend its obligation to register the Securities as provided in clause (c) above or to maintain the registration of such Securities during the Registration Period and the use of any prospectus during the Registration Period as follows: (i) (A) if the registration statement registering the Securities is on Form S-1, for a period commencing on the earlier of (I) the public announcement by Zomedica of its financial results for any fiscal year or (II) the filing by Zomedica of its Annual Report on Form 10-K for such fiscal year, until in either case a post-effective amendment to such registration statement containing audited financial statements for such fiscal year is declared effective by the Commission, or (B) if the registration statement registering the Securities is on Form S-3, for a period, if any, commencing on the public announcement by Zomedica of its financial results for any fiscal year until the filing by Zomedica of its Annual Report on Form 10-K for such fiscal year, (ii) for such period of time as determined by Zomedica in the good faith exercise of its business judgment if Zomedica furnishes to Seraph a certificate signed by Zomedica’s chief executive officer or chief financial officer stating that in his or her good faith judgment it would be materially detrimental to Zomedica and its shareholders for such registration statement to either become effective or remain effective because such action would (A) materially delay, hinder or otherwise interfere with a material acquisition, corporate reorganization, collaboration, joint venture or other similar transaction involving Zomedica; (B) require the disclosure of material non-public information that Zomedica has a bona fide business purpose for preserving as confidential; (C) render Zomedica unable to comply with requirements under the Securities Act or Exchange Act, then Zomedica shall have the right to defer taking action with respect to such filing; or (D) interfere in any material respect with a proposed capital raise by Zomedica; or (iii) for such period of time as determined by Zomedica to amend or supplement the registration statement or prospectus covering such Securities so that registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading. Each of such periods is referred to herein as a “Black-Out Period.” Except for any Black-Out Period arising pursuant to clause (i) above, no Black-Out Period shall continue for more than 60 days and the total Black-Out Periods in any 12-month period shall not exceed a total of 120 days. During any Black-Out Period (other than a Black-Out Period covered by clause (ii)(D) above), Zomedica shall not effect the registration of securities for its own account or the account of another selling shareholder. Zomedica shall promptly (i) notify Seraph in writing of the commencement of a Black-Out Period, but shall not (without the prior written consent of Seraph) disclose to Seraph any material non-public information giving rise to a Black-Out Period, (ii) advise Seraph in writing to cease all sales of the Securities under the related registration statement and prospectus until the end of the Black-Out Period and (iii) use its commercially reasonable efforts to terminate a Black-Out Period as promptly as practicable.

(e)                Except during a Black-Out Period, Zomedica shall promptly notify Seraph, at any time prior to the end of the Registration Period, upon discovery that, or upon the happening of any event as a result of which, the registration statement or prospectus covering the Securities includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, and promptly (but in any event within thirty (30) days) prepare, file with the Commission and furnish to Seraph (including delivery pursuant to Rule 172 under the Securities Act) a supplement to or an amendment of such registration statement or prospectus as may be necessary to correct such misstatement or omission.

(f)                Seraph shall furnish in writing to Zomedica the information set forth in the selling shareholder’s questionnaire attached hereto as Exhibit B to effect the registration of such Securities and shall execute such documents in connection with such registration as Zomedica may reasonably request. Seraph shall provide such information to Zomedica at least two (2) business days prior to the first anticipated filing date of the related registration statement. In the event that Seraph fails to provide a completed questionnaire on a timely basis and such failure continues for a period of seven (7) business days after Zomedica provides Seraph with written notice of such failure, Zomedica’s obligation to register such Securities shall terminate with respect to such Securities; provided, however that such failure shall not affect Zomedica’s registration obligations with respect to any other Securities issued to Seraph.

Exhibit D -3

(g)               Seraph agrees to cooperate with Zomedica as reasonably requested by Zomedica in connection with the preparation and filing of a registration statement hereunder, unless Seraph has notified Zomedica in writing of its election to exclude its Securities from such registration statement

(h)               Seraph agrees that, upon receipt of any notice from Zomedica (i) during any permitted Black-Out Period or (ii) the happening of an event pursuant to clause (e) above, Seraph will immediately discontinue disposition of Securities pursuant to the registration statement covering such Securities, until such permitted Black-Out Period has ended or Seraph is advised by Zomedica that such dispositions may again be made.

(i)                 If at any time following the date of this Agreement that any Securities are not eligible for sale under Rule 144 (i) there is not one or more effective registration statements covering the Securities and (ii) Zomedica proposes for any reason to register any Common Shares under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of Common Shares by Zomedica for its own account or for the account of any of its shareholders, it shall at each such time promptly give written notice to Seraph of its intention to do so (but in no event less than twenty (20) days before the anticipated filing date) and, to the extent permitted under the provisions of Rule 415 under the Securities Act (if the registration is a shelf registration) and pari passu with the terms of any registration rights granted to other shareholders, include in such registration all Securities with respect to which Seraph requests in writing be included therein within ten (10) days after receipt of Zomedica’s notice. Such notice shall offer Seraph the opportunity to register such number of Securities as Seraph may request and shall indicate the intended method of distribution of securities covered by such registration statement.

(j)                 Notwithstanding the foregoing, (i) if Seraph has exercised its option to include some or all of its Securities in an offering under (i) above, and such registration involves an underwritten public offering, (A) Seraph must sell its Securities to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering and subject to Seraph entering into customary underwriting documentation for selling shareholders in an underwritten public offering, and (B) Seraph’s right to include Securities in such registration shall be subject to cut-back (pro rata with any other selling shareholders seeking to include their securities in such registration) in the event that the managing underwriter of such offering determines that the inclusion of all or some of such Securities would be impracticable or inadvisable, and (ii) if, at any time after giving written notice of its intention to register any Securities pursuant to clause (i) above and prior to the effective date of the registration statement filed in connection with such registration, Zomedica shall determine for any reason not to cause such registration statement to become effective under the Securities Act, Zomedica shall deliver written notice to Seraph and, thereupon, shall be relieved of its obligation to register any Securities in connection with such registration.

Exhibit D -4

(k)               In connection with the registration of Securities hereunder, Zomedica shall:

(i)                Except during any Black-Out Period, prepare and file with the Commission such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(ii)               make available to Seraph an electronic copy of the preliminary and final prospectus in accordance with Rule 173, or in the alternative, furnish such numbers of hard copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Seraph may reasonably request in order to facilitate their disposition of their Securities;

(iii)             promptly notify Seraph of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(iv)             use its commercially reasonable efforts to cause all such Securities covered by such registration statement to be listed on each securities exchange and trading system (if any) on which similar securities issued by Zomedica are then listed;

(v)               provide a transfer agent and registrar for all Securities registered pursuant to this Agreement and provide a CUSIP number for all such Securities, in each case not later than the effective date of such registration;

(vi)             notify Seraph promptly after Zomedica receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(vii)           after such registration statement becomes effective, notify Seraph of any request by the Commission that Zomedica amend or supplement such registration statement or prospectus; and,

(viii)         in connection with any sale or other disposition of Securities pursuant to Rule 144, cooperate with Seraph to effect the removal of any restrictive legend in connection with such sale or other disposition and, in connection therewith, cause its counsel to provide to the transfer agent for the Securities a customary opinion of counsel that such legend may be removed in connection with such sale or other disposition provided Seraph has provided to Zomedica such documentation, including a customary broker’s letter, as Zomedica’s counsel may reasonably request in connection with such opinion.

Exhibit D -5

(l)                Zomedica will pay all of its expenses associated with effecting the registration of the Securities or removal of any Rule 144 legend, including filing and printing fees, Zomedica’s counsel and accounting fees and expenses, costs associated with clearing the Securities for sale under applicable state securities laws and listing and transfer agent fees. Seraph shall be responsible for its own fees and expenses in connection with any such registration, including its counsel and accounting fees, discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Securities being sold.

(m)             To the extent permitted by law, Zomedica will indemnify and hold harmless Seraph and its officers and directors and each person, if any, who controls Seraph within the meaning of the Securities Act (collectively, “Seraph Indemnified Parties”), against any Damages (defined below), and Zomedica will promptly reimburse such Seraph Indemnified Parties for all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) in connection with investigating or defending any claim or proceeding for Damages as such costs and expenses are incurred; provided, however, that the indemnity agreement contained in this subsection (m) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Zomedica, which consent shall not be unreasonably withheld, nor shall Zomedica be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seraph expressly for use in connection with such registration.

(n)               To the extent permitted by law, Seraph will indemnify and hold harmless Zomedica, and each of its directors, each of its officers who has signed the registration statement and each person, if any, who controls Zomedica within the meaning of the Securities Act (collectively, “Zomedica Indemnified Party”) against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seraph expressly for use in connection with such registration; and Seraph will promptly reimburse such Zomedica Indemnified Parties for all reasonable out-of-pocket costs and expenses (including the reasonable fees and disbursements of counsel) in connection with investigating or defending any claim or proceeding for Damages as such costs and expenses are incurred; provided, however, that the indemnity agreement contained in this subsection (n) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Seraph, which consent shall not be unreasonably withheld; and provided, further, that in no event shall the aggregate amounts payable by Seraph by way of indemnity or contribution under this subsection (m) exceed the gross proceeds received by Seraph from the sale of Securities pursuant to such registration.

(o)               As used herein, the term “Damages” shall mean any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, “blue sky” application or other document or amendment or supplement thereto; or (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in the case of a registration statement, not misleading, and, in any other case, in light of the circumstances under which they were made, not misleading.

Exhibit D -6

(p)               Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its outside counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person but shall have the right to participate therein at its sole expense with counsel of its choice); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(q)               To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Agreement but it is judicially determined that such indemnification may not be enforced in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Agreement, then, and in each such case, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall Seraph’s liability pursuant to this section (q), when combined with the amounts paid or payable by Seraph pursuant to section (n), exceed the gross proceeds received by Seraph from the sale of Securities pursuant to such registration.

(r)                 Seraph’s registration rights as contained herein are personal to Seraph and may not be assigned or otherwise transferred by Seraph, whether in connection with the sale or other disposition of Securities or otherwise. Any purported assignment or other transfer shall be null and void ab initio.

Exhibit D -7

(s)                Zomedica shall, at all times while Zomedica is subject to Sections 13(a) or 15(d) under the Exchange Act, use commercially reasonable efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the Commission in a timely manner all reports and other documents required of Zomedica under the Securities Act and the Exchange Act.

(t)                 To the extent applicable, Zomedica shall use commercially reasonable efforts to register or qualify Securities under U.S. state securities or “blue sky” laws as Seraph may reasonably request; provided, however, that Zomedica shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction, (ii) subject itself to general taxation, or (iii) file a general consent to service of process in any such jurisdiction.

Exhibit D -8

Exhibit A

Plan of Distribution

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of common shares or interests therein:

•   ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•   block trades in which the broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•    broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share;

•    a combination of any such methods of sale; and

•    any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Exhibit D -9

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these common shares to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these common shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Exhibit D -10

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities under the Securities Act relating to the registration of the common shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which all of the common shares have been sold by the selling shareholders or (ii) the date on which the common shares may be sold under Rule 144.

Exhibit D -11

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

EXHIBIT E

CUSTOMER SERVICE REQUIREMENTS AND WARRANTY GUIDELINES

[*]

Exhibit E - 1

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

EXHIBIT F

MANUFACTURING DOCUMENTATION AND RECORDKEEPING REQUIREMENTS

[*]

Exhibit F - 1